Exhibit 10.1

AGREEMENT FOR PURCHASE AND SALE OF

REAL PROPERTY AND ESCROW INSTRUCTIONS

[Scotts Valley, CA]

THIS AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY AND ESCROW INSTRUCTIONS (“Agreement”) is made as of March 16, 2006 (“Agreement Date”), between AVIZA TECHNOLOGY, INC., a Delaware corporation (“Seller”), and KB HOME SOUTH BAY INC., a California corporation (“Buyer”), with reference to the following facts:

A.            Seller is the owner of approximately 42.689 acres of property located in the unincorporated area of Scotts Valley, County of Santa Cruz, State of California (the “Property”), as more particularly described on Exhibit A attached hereto.

B.            Seller desires to sell the Property to Buyer, and Buyer desires to purchase the Property from Seller, in accordance with the terms and conditions contained in this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged by Seller, Buyer and Seller hereby agree as follows:

1.             PURCHASE AND SALE.

1.1.          Agreement to Buy and Sell. Subject to the terms and conditions set forth herein, Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to acquire and purchase from Seller, the Property. As used herein the “Property” shall include the Property and all of Seller’s right, title and interest in and to all entitlements, easements, rights, mineral rights, oil and gas rights, water, water rights, air rights, development rights and privileges appurtenant thereto and all improvements located thereon (except for any monitoring wells, remediation systems and related equipment).

1.2.          Purchase Price.

1.2.1.       Purchase Price. The purchase price (“Purchase Price”) for the Property shall be Twenty Six Million Dollars ($26,000,000). The amount set forth in this Paragraph 1.2.1 is only an estimated Purchase Price and subject to adjustment as set forth in Exhibit E either downward or, with participation in profits as described in Exhibit E, upward to a number in excess of Twenty Six Million ($26,000,000). If the Purchase Price as calculated pursuant to Exhibit E less than Twenty Two Million Dollars ($22,000,000) and Buyer does not elect, in its sole discretion to pay Twenty Two Million Dollars ($22,000,000) as the Purchase Price, Seller shall have a right to terminate this Agreement pursuant to Exhibit E.

1.2.2.       Deposit. Within two (2) days after the Opening of Escrow (defined below), Buyer shall deposit with Escrow Holder (defined below) by company check the sum of Five Hundred Thousand Dollars ($500,000) (the “First Deposit”), which Escrow Holder shall invest in an interest bearing account with interest accruing for the benefit of Buyer. Upon the last of the following to occur: (i) delivery by Buyer to Escrow Holder and Seller of the Feasibility Approval Notice (as defined in Paragraph 3.1.2 below), and (ii) recordation of the Memorandum of Agreement attached hereto as Exhibit G, the First Deposit (plus the interest then accrued thereon), shall be released in its entirety to Seller by Escrow Holder on a non-refundable basis (except as expressly set forth herein).

1.2.3.       Additional Deposit. If the Approved Entitlements have been obtained (as defined in Paragraph 2.2.1) and provided Buyer and Seller have completed the Update (as defined in Exhibit E), Buyer shall deposit with Escrow Holder by company check the sum of Three Million Dollars ($3,000,000) (the “Second Deposit”), which shall be released in its entirety to Seller by Escrow Holder on a non-refundable basis, except as expressly set forth herein. The First Deposit and Second Deposit, and all accrued interest thereon, shall collectively be referred to herein as the “Deposit.”

1.2.4.       Applicability of Deposit. Upon their release to Seller in accordance with the terms of Paragraphs 1.2.2 and 1.2.3, the released portions of the Deposit shall be applicable to the Purchase Price, but shall thereafter be non-refundable to Buyer except as otherwise expressly provided herein. If Buyer elects not to provide the Feasibility Approval Notice, Escrow Holder shall automatically return to Buyer all sums (including the Deposit plus all accrued interest thereon) deposited by Buyer, Seller shall immediately pay to Buyer any portion of the Deposit previously released to Seller at the time of such termination to Buyer, Seller and Buyer shall share any Escrow termination charges, this Agreement and the Escrow shall terminate and the parties shall have no further obligation to one another with respect to this Agreement, except as set forth in Paragraphs 3.4, 6 and 8.14.

1.2.5.       Purchase Price Balance. If Buyer elects to provide the Feasibility Approval Notice within the time required herein, and provided all of the other conditions precedent to Buyer’s obligation to purchase the Property are timely satisfied, then, at least one (1) business day prior to the Close of Escrow, Buyer shall deposit with Escrow Holder by cash, cashier’s check, or other immediately available funds the sum of (a) the Purchase Price, less (b) the Deposit and any Extension Payments (as defined below) (the “Purchase Price Balance”), plus (c) Buyer’s Escrow charges and other cash charges as set forth in Paragraph 2.1.2 below.

2.             ESCROW AND CLOSING.

2.1.          Opening of Escrow. Within three (3) days after this Agreement is signed by the last of Seller or Buyer, Buyer shall open an escrow (the “Escrow”) with First American Title Insurance Company at the address set forth in Paragraph 7.13 below (“Escrow Holder”), by depositing with Escrow Holder the fully executed Agreement, or executed counterparts thereof. The date such fully executed Agreement is signed and accepted by Escrow Holder on the last page hereof shall be deemed the “Opening of Escrow” and Escrow Holder shall advise Buyer and Seller of such date in writing.

2.1.1.       Additional Escrow Instructions. The following paragraphs, or the applicable portions thereof, constitute the joint escrow instructions of Buyer and Seller, which Escrow Holder is to use along with any fully executed counter offers and amendments that are delivered to Escrow Holder and any additional mutual instructions required by Escrow Holder: 1.2, 2.1, 2.2, 2.3, 2.4, 2.5, 2.6, 3.2.1, 3.3, 8.1, 8.3, 8.9, and 8.13. If Escrow Holder requires additional mutual instructions, those instructions shall contain such general and standard provisions as may be reasonably required by Escrow Holder, provided, however, that no general or standard provisions shall modify or amend any provision of this Agreement, unless expressly set forth in writing by mutual consent of Buyer and Seller. In the event there is a conflict between any such general or standard provisions and the provisions of this Agreement, the provisions of this Agreement shall control. Notwithstanding the foregoing provisions of this Paragraph 2.1.1, nothing shall preclude either Buyer or Seller from delivering to Escrow Holder any additional instructions such party shall deem necessary as are consistent with the terms of this Agreement.

2.1.2.       Escrow Fees and Other Charges. At the Close of Escrow, (a) Seller shall pay: (i) one-half (1/2) of the Escrow Holder’s fees, (ii) the documentary transfer taxes and recording fees, and (iii) the cost of the Title Policy (defined below), including any curative endorsements for title defects that Seller has agreed to obtain pursuant to Paragraph 3.2.3 below (“Curative Endorsements”) but excluding any other endorsements Buyer requests; (b) Buyer shall pay: (i) one-half (1/2) of the Escrow Holder’s fees, and (ii) all endorsements (other than Curative Endorsements) requested by Buyer and the additional costs in excess of the costs of a CLTA portion of the Title Policy in order to obtain an ALTA Title Policy; and (c) all other costs related to the closing of the transaction (excluding all costs required to obtain the Approved Entitlements, and Buyer’s due diligence which shall be at the sole cost and expense of Buyer) shall be paid split equally by the parties.

2.2.          Closing Date. Subject to the satisfaction of the conditions set forth in Paragraph 2.3 below, and subject to extension as provided in Paragraphs 2.2.3 and 2.2.4 below, the Close of Escrow shall occur on the date (the “Closing Date”) which is the sooner of (a) thirty (30) months after the Agreement Date (the “Outside Closing Date”), or (b) five (5) business days after Buyer’s delivery to Seller of the Update (as defined in Exhibit E) which shall occur Forty-five (45) days after the Approved Entitlements (as defined in Paragraph 2.2.1 below) are obtained. Notwithstanding the foregoing, if the Closing Date would otherwise occur within fifteen (15) days prior to any fiscal quarter-end of Buyer (February 28/29, May 31, August 31 or November 30), then Buyer shall have the option to extend the Closing Date without the payment of Extension Payments described in Paragraph 2.2.4 below, until the second business day in the next calendar month, by providing written notice to Seller, three (3) days prior to the Closing Date

2.2.1.       Entitlements. As used in this Agreement, the “Entitlements” shall mean (i) a General Plan Amendment and if applicable a Specific Plan that sets forth a residential use with a density of at least the number of residents proposed on the Tentative Map, as defined below (“Plan Amendments”), (ii) annexation of all of the Property into the City of Scotts Valley consistent with the Plan Amendments, (iii) approval by the City of Scotts Valley of Buyer’s tentative subdivision map of the Property prepared in compliance with the California Subdivision Map Act (commencing at Section 66410 of the Government Code which subdivides the Property into lots on which may be built detached single family homes or townhomes in accordance with Buyer’s development plans for the Property, and which is in a form reasonably acceptable to Buyer (the “Tentative Map”); and (iv) zoning approval to permit single family residential use with a density of at least the number of residential lots included in the Tentative Map (“Zoning Approval”). The Entitlements shall be deemed approved (the “Approved Entitlements”) when: (i) the City of Scotts Valley has adopted the Plan Amendments, (ii) all portions of the Property have been annexed into the City of Scotts Valley consistent with the Plan Amendments and the County LAFCO has approved the annexation (iii)  the City has issued a written decision approving the Tentative Map and establishing all of the conditions of approval for the final subdivision map conforming to the Tentative Map, and (d) the Tentative Map and conditions of approval of the final subdivision map have been approved by Buyer in its sole and absolute discretion, and (iv) all time periods for filing an appeal of the City’s approval of the General Plan Amendment, Specific Plan, Tentative Map have passed, and LAFCO’s approval of the annexation has been approved, without such an appeal having been filed, or, if an appeal has been filed, it has been resolved on terms and conditions satisfactory to Buyer in its sole and absolute discretion; and (ii) the Property is zoned to permit single family residential use with a density of at least the number of residential lots included in the Tentative Map and, if applicable, all time periods for filing an appeal of the City’s approval of the rezoning of the property have passed without such an appeal having been filed, or, if an appeal has been filed, it has been resolved on terms and conditions satisfactory to Buyer in its sole and absolute discretion. Notwithstanding anything to the contrary in this Paragraph 2.2.1, Seller shall have the approval rights with respect to the Entitlements as set forth in Paragraph 3.5.1.

2.2.2.       Close of Escrow. As used in this Agreement, the “Close of Escrow” shall mean the date a Grant Deed, as provided in Paragraph 2.4.2(a), for the Property is recorded in the Official Records of the County. The Close of Escrow shall take place on the Closing Date at the offices of the Title Company.

2.2.3.       Buyer Extension. Provided that Buyer has not obtained the Approved Entitlements by the Outside Closing Date, Buyer shall have the right to extend the Outside Closing Date for up to one (1) year by delivering written notice to Seller and Escrow Holder of Buyer’s Extension (“Buyer’s Extension Notice”) and to Escrow Holder an extension payment (“Extension Payment”) in the amount of Five Hundred Thousand Dollars ($500,000) at least five (5) business days before the previously scheduled Closing Date. The Closing Date shall be deemed extended for an additional one (1) year, or a sooner date designated by Buyer in the Buyer’s Extension Notice, upon Buyer’s payment of the Extension Payment. The Extension Payment shall be released to Seller immediately upon payment by Buyer, shall be non-refundable to Buyer except on the occurrence of a default by Seller hereunder, shall be applicable to the Purchase Price at the Close of Escrow herein and shall serve as additional liquidated damages in the event of Buyer’s default hereunder.

2.2.4.       Seller Extension. Seller shall have the right to extend the Closing Date for up to one (1) year by delivering to Escrow Holder an extension notice (“Seller’s Extension Notice”) at least thirty (30) days before the previously scheduled Closing Date. The Closing Date shall be deemed extended for an additional one (1) year, or a sooner date designated by Seller in the Seller’s Extension Notice, upon Seller’s delivery of Seller’s Extension Notice Notwithstanding anything to the contrary contained in this Agreement, the Seller Extension set forth in this Paragraph 2.2.4 and the Buyer Extension set forth in Paragraph 2.2.3 shall not be mutually exclusive such that either Buyer or Seller may exercise their right to extend as provided in Paragraph 2.2.3 and 2.2.4 (whichever party first exercises such right), but not both.

2.3.          Conditions Precedent to Close of Escrow.

2.3.1.       Conditions to Buyer’s Obligations. The Close of Escrow and Buyer’s obligation to purchase the Property, are subject to the satisfaction of the following conditions or Buyer’s written waiver of such conditions on or before the Closing Date. Buyer may waive in writing any or all of such conditions in its sole and absolute discretion.

a)             Buyer shall have elected to timely deliver the Feasibility Approval Notice;

b)            Seller shall have performed, in all material respects, all material obligations to be performed by Seller pursuant to this Agreement;

c)             No event or circumstance shall have occurred which would make any of Seller’s representations, warranties and covenants set forth herein untrue in any material respect as of the Close of Escrow;

d)            There shall have occurred no material adverse change in the physical condition of the Property (such as those caused by natural disasters) which would render the Property unsuitable for Buyer’s intended use for development;

e)             The Approved Entitlements shall have been obtained;

f)             The Environmental Condition shall have been satisfied;

g)            There shall not exist any enacted building or utility hook-up moratoria, ordinances, laws or regulations, which were not existing and enforced as of the date of this Agreement, the effect of which would be to preclude the issuance of building or occupancy permits for houses to be constructed within the Property; and

h)            The Title Company shall be committed to issue to Buyer, as of the Closing Date, a CLTA title policy covering the Property, subject only to the Permitted Exceptions (defined below); provided, however, the disclosure at any time of any new or additional exceptions caused solely by Buyer’s acts or omissions (including, without limitation, in connection with the Approved Entitlements) shall not constitute a failure by Seller of this condition.

2.3.2.       Conditions to Seller’s Obligations. The Close of Escrow and Seller’s obligation to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the condition that Buyer shall have performed all obligations to be performed by Buyer pursuant to this Agreement, in all material respects, including, without limitation, those obligations set forth in Paragraph 2.4.1 hereof, and no event or circumstance shall have occurred which would make any of Buyer’s representations, warranties and covenants set forth herein untrue in any material respect as of the Close of Escrow.

2.4.          Closing Documents. The parties shall deposit the following with Escrow Holder prior to the Close of Escrow:

2.4.1.       Buyer shall deposit:

a)             the Purchase Price Balance; and

b)            Buyer’s Escrow and other cash charges required in Paragraphs 2.1.2 and 2.5.2.

2.4.2.       Seller shall deposit:

a)             a Grant Deed in the form of Exhibit B attached hereto (“Grant Deed”) conveying fee title to the Property, subject only to the Permitted Exceptions, executed by Seller with Seller’s signature acknowledged;

b)            an affidavit or qualifying statement, which satisfies the requirements of Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder in the form of Exhibit C-1, and a Form 593(C) or 593(W) (to be provided by Escrow Holder) to satisfy the requirements of California Revenue and Taxation Code Sections 18662(e) and 18668 (collectively, the “Non-Foreign Affidavits”) (provided, however, if Seller does not deliver a Form 593(C)  or 593(W) to Escrow Holder prior to the Close of Escrow, Escrow Holder is hereby authorized and instructed to withhold from Seller three and one-third percent (3-1/3%) of the Purchase Price (the “Withholding Amount”) and transfer the Withholding Amount to the California Franchise Tax Board in compliance with Revenue and Taxation Code Section 18662(e)); and

c)             an assignment and bill of sale (to the extent assignable) of all of Seller’s right, title and interest in and to any and all entitlements and plans pertaining to the Property and any personal property comprising any part of the Property which is solely used for the operation of the Property (as opposed to the operation of Seller’s business therein), in the form attached hereto as Exhibit C-2 (the “Assignment”).

2.4.3.       Additional Documents. Seller and Buyer shall each deposit such other instruments as are reasonably required by Escrow Holder or otherwise required to proceed to the Close of Escrow and consummate the sale of the Property, in accordance with the terms of this Agreement.

2.5.          Close of Escrow.

2.5.1.       On the Close of Escrow, Escrow Holder shall (a) record the Grant Deed in the Office of the County Recorder of Santa Cruz County, (b) pay any transfer taxes, (c) instruct the County Recorder to return the Grant Deed to Buyer, (d) deliver to Seller the Purchase Price Balance, less Seller’s charges, and (e) deliver to Buyer the Non-Foreign Affidavits, the Assignment and the Title Policy covering the Property, subject only to the Permitted Exceptions.

2.5.2.       Real property taxes and assessments shall be prorated as of the Close of Escrow on the basis of the most recent tax information. Said prorations shall be based on the number of days in the calendar year and such proration shall be final.

2.5.3.       Upon the Close of Escrow, title to the Property shall be conveyed to Buyer, subject only to the Permitted Exceptions, free and clear of any rights of parties in possession.

2.6.          Failure to Close; Termination.

2.6.1.       Failure to Close Without Default. If the Close of Escrow does not occur after Buyer has delivered the Title Approval Notice and the Feasibility Approval Notice because (a) the Approved Entitlements have not been obtained, or were not obtained for any reason other than a default by Buyer or Seller hereunder, or (b) one or more conditions precedent to the Close of Escrow have not been satisfied or waived, then (a) Escrow Holder shall automatically return to Buyer the Deposit and all accrued interest thereon (and pay other sums deposited by Buyer) by unilateral instruction from Buyer, (b) Seller shall immediately pay to Buyer any portion of the Deposit and any Extension Payment released to Seller at the time of such termination, (c) the Escrow shall be automatically terminated and of no force and effect, (d) Buyer and Seller shall each pay one-half (1/2) of any Escrow termination fees, (e) provided the Deposit has been returned to Buyer, Buyer shall record in the Official Records of the County Recorder of Santa Cruz County, at the request of and at no cost to Seller, a Termination of Purchase Agreement setting forth that the Agreement (as set forth in the Memorandum of Agreement) has been terminated and is of no further force and effect; (f) Seller shall have no further obligation to sell to Buyer, and Buyer shall have no further obligation to purchase, the Property, and (g) this Agreement shall terminate and the parties shall have no further obligations hereunder except as provided in Paragraphs 3.4, 6 and 8.14 of this Agreement.

2.6.2.       Buyer’s Default. In the event of Buyer’s default or breach of this Agreement after Buyer has delivered the Feasibility Approval Notice where such default or breach is not cured by Buyer within five (5) days of Buyer’s receipt from Seller of written notice of such default or breach, the portion of the Deposit which is required to have been released to Seller on or prior to the date of such default (the “Liquidated Damages Amount”) shall constitute liquidated damages as follows:

BY PLACING THEIR INITIALS HERE:  BUYER J.M. AND SELLER J.C. EACH AGREE THAT IN THE EVENT OF A MATERIAL DEFAULT OR BREACH HEREUNDER BY BUYER, THE DAMAGES TO SELLER WOULD BE EXTREMELY DIFFICULT AND IMPRACTICABLE TO ASCERTAIN, AND THAT THEREFORE, IN THE EVENT OF SUCH A MATERIAL DEFAULT OR BREACH BY BUYER, WHICH DEFAULT OR BREACH IS NOT CURED WITHIN FIVE (5) DAYS AFTER WRITTEN NOTICE IS GIVEN BY SELLER TO BUYER (WITH SUCH “MATERIAL DEFAULT” IN THIS PARAGRAPH TO INCLUDE ANY FAILURE OF BUYER TO CLOSE ON THE CLOSING DATE BECAUSE OF ANY BREACH OR DEFAULT OF BUYER), THE LIQUIDATED DAMAGES AMOUNT SHALL SERVE AS DAMAGES FOR SUCH BREACH OR DEFAULT BY BUYER, AS A REASONABLE ESTIMATE OF THE DAMAGES TO SELLER, INCLUDING COSTS OF NEGOTIATING AND DRAFTING THIS AGREEMENT, COSTS OF COOPERATING IN SATISFYING CONDITIONS TO CLOSING, COSTS OF SEEKING ANOTHER BUYER, OPPORTUNITY COSTS IN KEEPING THE PROPERTY OUT OF THE MARKETPLACE, AND OTHER COSTS INCURRED IN CONNECTION HEREWITH. RETENTION OF THE LIQUIDATED DAMAGES AMOUNT SHALL BE SELLER’S SOLE AND EXCLUSIVE REMEDY AGAINST BUYER IN THE EVENT OF A MATERIAL DEFAULT OR BREACH BY BUYER, AND SELLER WAIVES ANY AND ALL RIGHT TO SEEK OTHER RIGHTS OR REMEDIES AGAINST BUYER, INCLUDING WITHOUT LIMITATION, SPECIFIC PERFORMANCE (BUT EXCLUDING, HOWEVER, ANY RECOVERY FROM BUYER AVAILABLE TO SELLER UNDER PARAGRAPHS 3.4 OR 8.14 HEREOF). THE PAYMENT AND RETENTION OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677. SELLER HEREBY WAIVES THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 3389. UPON ANY SUCH BREACH OR DEFAULT BY BUYER HEREUNDER, THIS AGREEMENT SHALL BE TERMINATED AND NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER, EACH TO THE OTHER, EXCEPT FOR THE RIGHT OF SELLER TO RETAIN SUCH LIQUIDATED DAMAGES

AMOUNT AND EXCEPT FOR THE INDEMNITY OBLIGATIONS PROVIDED IN PARAGRAPHS 3.4 AND 8.14 AND BELOW.

In addition, Buyer shall upon request of and at no cost to Seller, record in the Official Records of the County Recorder of Santa Cruz County, at no cost to Seller, a Termination of Purchase Agreement setting forth that the Agreement (as set forth in the Memorandum of Agreement) has been terminated and is of no further force and effect.

2.6.3.       Seller’s Default. In the event that the Close of Escrow does not occur due to a default under this Agreement by Seller, (a) this Agreement shall not be terminated automatically, but only upon delivery to Escrow Holder and Seller of written notice of termination from Buyer, in which event (i) Escrow Holder shall automatically return to Buyer the Deposit and all accrued interest thereon and any other sums deposited by Buyer, (ii) Seller shall immediately pay to Buyer any portion of the Deposit and Extension Payment paid to Seller at the time of such termination, and (iii) Buyer shall be entitled to recover out-of-pocket costs and expenses it has sustained on account of Seller’s default hereunder up to Five Hundred Thousand Dollars ($500,000) and recovery of any fees, costs and expenses incurred by Buyer in pursuing such remedy, or (b) Buyer shall be entitled to keep this Agreement in effect and pursue (i) any and all other equitable remedies available to it against Seller, including, without limitation, specific performance of this Agreement and (ii) recovery of any fees, costs and expenses incurred by Buyer in pursuing such remedy, and Buyer may record a notice of pendency of action against the Property.

2.6.4.       Escrow Fees on Default. If the failure to close is due to the default of one of the parties, the defaulting party shall bear the sole and full liability for paying any escrow cancellation fee.

3.             ACTIONS PENDING CLOSE OF ESCROW.

3.1.          Investigation of the Property.

3.1.1.       Delivery of Reports. Not later than the date five (5) days after the Opening of Escrow, Seller shall deliver to, or make available to Buyer during business hours, originals or complete copies of all material studies, reports, agreements, documents, plans, permits, entitlements, correspondence with governmental agencies; affordable housing agreements and materials, maps; CC&Rs; homeowners’ association formation documents and entitlements in Seller’s possession, custody or control pertinent to the Property (the “Reports”). The Reports shall include, without limitation, copies of any and all environmental reports and materials, if any, relating to the Property that are in Seller’s possession, custody or control (“Existing Environmental Reports”). The Reports shall not include: (i) documentation of appraisals or market studies, if any, performed for Seller or on behalf of any other buyer, and (ii) any attorney/client privileged documents.

3.1.2.       Feasibility Period. With Seller’s reasonable cooperation, Buyer shall have until 5:00 P.M. Pacific Time on the date which is ninety (90) days after the Opening of Escrow (the “Feasibility Period”) to review the suitability of the Property for Buyer’s use and development, including, without limitation, any governmental land regulations, zoning ordinances, development costs, financial and market feasibility, all covenants, conditions and restrictions and other contracts, agreements or documents affecting the Property, the status of the entitlement or development condition of the Property, the physical condition of the Property, including soil and geological assessments, the Reports, the Existing Environmental Reports and a Phase I environmental audit (the “Feasibility Matters”), and to approve or disapprove of the Feasibility Matters in Buyer’s sole and absolute discretion. On or prior to the expiration of the Feasibility Period, Buyer shall deliver to Seller and Escrow Holder a written notice indicating that Buyer is satisfied with the Feasibility Matters and/or is waiving any dissatisfaction with such matters (the “Feasibility Approval Notice”) or alternatively that Buyer disapproves of the Feasibility Matters. Failure by Buyer to timely give notice of its approval or disapproval of the Feasibility Matters shall be deemed disapproval thereof. If Buyer disapproves (or is deemed to have disapproved) of the Feasibility Matters as provided herein then this Agreement shall automatically terminate and the provisions of Paragraph 2.6.1 shall apply.

3.2.          Title Review.

3.2.1.       Title Report. As of the date of this Agreement, Seller has caused First American Title Insurance Company (the “Title Company”) to furnish Buyer with a copy of Preliminary Report No. 0131-614016ala dated as of January 23, 2006, which covers title to the Property, together with legible copies of all documents referenced therein as exceptions to title (collectively, the “PTR”). No later than ten (10) days following the date of this Agreement, Seller shall provide Buyer an update of the PTR together with legible copies of all documents referenced therein as exceptions to title (“Title Update”). As used in this Agreement, “Permitted Exceptions” shall mean (a) the standard printed exceptions in the Title Policy issued by the Title Company, (b) current general and special real property taxes and assessments not delinquent, (c) all matters shown as exceptions to the Title Update (excluding in all cases any monetary liens) unless Buyer objects to such exceptions in writing no later than twenty (20) days after the date of this Agreement and Seller agrees in writing and at its sole discretion, by that date which is thirty (30) days following the date of this Agreement, to remove such exception on or before the Closing Date or to otherwise endorse over such exception in a manner approved by Buyer in writing; and, (d) the Permitted Environmental Exceptions (as defined in Paragraph 3.6 below) and (e) the Approved Entitlements and matters associated therewith. All of other exceptions shall be removed by Seller prior to the Close of Escrow.

3.2.2.       Seller’s Failure to Cure. If, despite Seller’s best efforts to remove, or to cause the Title Company to endorse over an exception to the Title Policy which Seller has previously agreed to remove or cause the Title Company to endorse over (other than a monetary lien or encumbrance, or claim to fee title to the Property or assertion of a leasehold interest in or to the Property, as to which Seller’s obligation to remove and eliminate is absolute and a failure to do so is a breach of this Agreement), Seller is unable to do so, Buyer shall have the option, on or before the Closing Date, to:  (i) declare Seller in default hereunder and exercise Buyer’s remedies pursuant to Paragraph 2.6.3, or (ii) waive its objection to such exceptions in question by delivering notice of such waiver to Seller and Escrow Holder, and proceed to the Close of Escrow. If Buyer fails to deliver the waiver notice described in clause (ii) of the preceding sentence, Buyer shall be deemed to have elected to declare Seller in default hereunder.

3.2.3.       New or Additional Exceptions. Following execution of this Agreement, Seller shall not voluntarily place and shall use commercially reasonable efforts not to allow to exist any additional liens or encumbrances (other than those created solely by Buyer’s acts or omissions or as otherwise arising in connection with the Entitlements) on the Property without the prior written consent of Buyer, other than those which Seller commits to remove prior to or at Closing. If any supplement to the PTR that may be issued from time to time by the Title Company discloses any new or additional exceptions from the exceptions shown on the PTR, other than liens or encumbrances placed or allowed to exist by Seller which Seller shall be obligated to remove, Buyer shall approve or disapprove, in its sole and absolute discretion, such new exceptions within five (5) business days after Buyer receives written notice of such new exception(s), unless such exception arises from the acts or omissions of Buyer, in which case Buyer shall be responsible for removing such exception and/or shall be required to take title subject to such exception. Buyer’s failure to respond in such five (5) day period shall constitute disapproval of such new exception(s). If Buyer disapproves or is deemed to disapprove any such new exception(s), then the provisions of Paragraph 2.6.3 shall apply; unless such new exception (i) is not an exception created by or caused by Seller or (ii) is an exception which arises in connection with the Entitlements, in which case the provisions of Paragraph 2.6.1 shall apply.

3.3.          Title Policy. Buyer’s obligation to proceed to the Close of Escrow shall be conditioned upon the commitment by Title Company to issue a CLTA Owner’s Policy of Title Insurance with a mechanic’s lien endorsement no. 101.4, insuring against mechanic’s liens on account of work performed by or for Seller (the “CLTA Policy”), showing title to the Property vested in Buyer with liability equal to the Purchase Price, subject only to the Permitted Exceptions. At Buyer’s option, Buyer may require an ALTA Owner’s Policy instead of the CLTA Policy provided that Buyer pays any additional premium on account thereof. The form of title policy selected by Buyer shall be referred to herein as the “Title Policy”.

3.4.          Access and Testing. At any time during the term of this Agreement upon prior notice to Seller, Buyer, its agents and employees shall have the right to enter the Property, for the purposes of conducting such investigations, inspections and tests of the Property as Buyer deems necessary to obtain all approvals and entitlements to enable Buyer to develop the Property for unrestricted residential use as contemplated by Buyer and to determine the condition and suitability of the Property including, but not limited to, the Feasibility Matters. Buyer shall use care and consideration in connection with all of its inspections or tests and shall not interfere with the ongoing operations of Seller on the Property during such access. Buyer shall promptly restore the Property as near as reasonably possible to its condition prior to any intrusive or invasive tests and/or inspections. Prior to any entry on the Property by Buyer before the Close of Escrow, Buyer shall secure and maintain and cause its agents entering the Property to secure and maintain: (a) a comprehensive general liability and property damage policy in an amount of not less than Two Million Dollars ($2,000,000) and, with a deductible (or self-insured retention) in an amount reasonably acceptable to Seller, which will cover the activities of Buyer and its agents and consultants on the Property and shall name Seller an additional insured thereunder, and (b) workers’ compensation and employer’s liability insurance in accordance with the provisions of California law. On request by Seller, Buyer shall provide a certificate of insurance to Seller evidencing the insurance required herein. Buyer hereby agrees to indemnify, defend (with counsel reasonably satisfactory to Seller) and hold Seller harmless from and against any and all loss, expense, claim, liability, damage and injury to person or property resulting from the acts of Buyer, Buyer’s agents, contractors and/or subcontractors and/or the contractors or subcontractors of such agents on the Property in connection with the performance of any investigation or other activities upon the Property as contemplated herein. The foregoing indemnity, defense and hold harmless obligations do not apply to (a) any loss, liability cost, claim, damage, injury or expense to the extent caused by Seller or Seller’s agents, (b) any diminution in value in the Property arising from or relating to matters discovered by Buyer during its investigation of the Property, (c) any latent defects in the Property discovered by Buyer, and (d) the discovery of any Hazardous Substances on or under the Property which are not first released and deposited at the Property by Buyer. In the event that Buyer determines to take any soil or groundwater tests or investigations on the Property, such tests or investigations shall be performed in accordance with the procedures set forth on Exhibit H attached hereto. The terms and conditions of this Paragraph 3.4 shall survive the Close of Escrow.

3.5.          Entitlements Processing. Prior to the Close of Escrow, Buyer shall process, at its sole cost and expense, all applications, plans, maps, agreements, documents, and other instruments necessary or appropriate for the development of the Property as contemplated by Buyer including processing to completion the Approved Entitlements subdividing the Property into single family detached lots or townhomes and otherwise in form and content satisfactory to Buyer in Buyer’s sole and absolute discretion. In connection therewith, Seller agrees to cooperate with Buyer by executing all such applications for government permits or approvals affecting the Property which require Seller’s signature within five (5) business days after receipt of Buyer’s written request therefor.

3.5.1.       Seller Approval. Buyer and Seller acknowledge that Close of Escrow is subject to a number of conditions under this Agreement and that in the event the Buyer does not purchase the Property, Seller may be subject to such Entitlements (and any conditions placed thereon) as have been obtained prior to the termination of this Agreement. As such, with respect to the Entitlements: (x) Seller shall have the right to review and reasonably approve all such applications and other submissions, and (y) Seller shall have the right to review and reasonably approve all conditions of approval proposed by any governmental agency with respect to any Entitlements. Notwithstanding the foregoing, Seller shall only have a right to withhold such approvals in subparagraphs 3.5.1(x) or (y) if the Entitlements would materially interfere with Seller’s ability to operate on the Property prior to the Close of Escrow or would materially and adversely impact the value of the Property with respect to a proposed residential development if Buyer fails to proceed to the Close of Escrow.

If at any time after Buyer has approved the Feasibility Matters Buyer determines, in its reasonable discretion, that Buyer will not be able to obtain the Approved Entitlements under terms and conditions satisfactory to Buyer, Buyer may terminate this Agreement by written notice to Seller and Escrow Holder. Upon such termination (a) if such termination occurs during the first twelve (12) months following the Agreement Seller shall return (or Escrow Holder shall deliver) to Buyer the full amount of the Deposit, and if such termination occurs after the date that is twelve (12) months following the Agreement Date, Seller shall return (or Escrow Holder shall deliver to Buyer) the full amount of the Deposit, less Fifty Thousand Dollars ($50,000), which amount Seller shall be entitled to retain, (b) the Escrow shall be automatically terminated and of no force and effect, (c) Buyer and Seller shall each pay one-half (1/2) of any Escrow termination fees, (d) Seller shall have no further obligation to sell to Buyer, and Buyer shall have no further obligation to purchase, the Property, and (e) this Agreement shall terminate and the parties shall have no further obligations hereunder except as provided in Paragraphs 3.4 and 6 of this Agreement.

3.6.          Seller’s Pre-Closing Obligations; Condition of Property. Seller has disclosed to Buyer that the Property is listed on the National Priorities List (“NPL”) under the Comprehensive Environmental Response Compensation and Liability Act, 42 USC 9601, et seq. (“CERCLA”) and is subject to a Consent Decree filed on July 16, 1991 (“Consent Decree”) and a Record of Decision (“ROD”) dated June 29, 1990 entered into by WJ Communications, Inc. (formerly Watkins-Johnson Company, or “WJ”) and the Environmental Protection Agency (“EPA”) pursuant to CERCLA. Seller represents and based on that representation, Buyer acknowledges that the Property is undergoing remediation initially funded by WJ pursuant to a Guaranteed Fixed Price Remediation Agreement dated June 25, 1999 by and between Aviza Technology, Inc. (as assignee of the rights and obligations of Silicon Valley Group, Inc.), Arcadis Geraghty & Miller (“Arcadis”) and WJ (“Remediation Agreement”). The Consent Decree, ROD and Remediation Agreement are collectively referred to herein as the “Permitted Environmental Exceptions”.

3.6.1.       Environmental Condition. Seller covenants in conjunction with its execution of this Agreement that it shall use commercially reasonable efforts to cause all of the following to occur on or before the Closing Date:  (i) the performance of all remediation work necessary to remove the Property from the NPL, (ii) the performance of all other investigation, characterization, restoration, remedial work and/or other activities that may be required in connection with such removal (including, without limitation, either abandonment of wells on or relating to the Property in a manner acceptable to the EPA or the removal of such wells as approved by the EPA), and

(iii) to the extent required by Environmental Laws (as defined in Exhibit D attached hereto) or any governmental agency asserting jurisdiction over the or relating to the Property, to obtain a “no further action” letter, closure letter or similar written determination from such governmental agency or agencies (which may or may not include the California Department of Toxic Substances Control, California Regional Water Quality Control Board or Santa Cruz County Health Department) (“Agencies”) that no further investigation or remediation and/or monitoring is required in connection with the Property and that the Property is suitable for unrestricted residential use. The items set forth in subparagraphs (i) to (iii) of this Paragraph 3.6.1 shall be referred to herein as the “Environmental Condition”. As between Buyer and Seller, Seller shall be solely responsible for satisfying the Environmental Condition and all obligations related thereto regardless of whether Seller can complete such items prior to the Closing Date. Seller shall defend (with counsel reasonably acceptable to Buyer), indemnify and hold Buyer harmless from any and all actions, costs, damages, expenses, liabilities, losses (including reasonable attorneys’ and experts’ fees) relating to or arising in connection with Seller’s failure to perform the Environmental Condition. Notwithstanding anything to the contrary contained in this Agreement, the Environmental Condition shall not require that all of the terms and conditions of the Consent Decree and ROD be deemed satisfied by the EPA and the federal courts by the Closing Date, nor shall it require that post-remediation monitoring be completed by the Closing Date, provided the Environmental Condition is satisfied. WJ and its consultants shall have access to the Property post-closing in order to perform any required post-remediation monitoring or other activities to address any Hazardous Materials pursuant to a separate license and indemnity agreement. All work performed pursuant to this Paragraph 3.6 shall be completed in accordance with all Environmental Laws and all other federal, state and local laws, statutes and ordinances. The provisions of this Paragraph 3.6 shall survive the Close of Escrow.

3.6.2.       Insurance. Prior to the Close of Escrow, Seller shall use its commercially reasonable efforts to arrange (at Seller’s sole cost and expense) for Buyer to be added as a named insured to all policies of insurance relating to Hazardous Materials presently or formerly at, on, under or emanating from the Property in form and substance reasonably satisfactory to Buyer.

3.6.3.       Other Environmental Matters. Seller and Buyer agree and acknowledge that additional Hazardous Materials (as defined on Exhibit D attached hereto) other than those identified or required to be addressed to satisfy the Environmental Condition may be located on the physical improvements on the Property (“Other Hazardous Materials”). Seller and Buyer agree that, in the event of the Close of Escrow, Buyer and not Seller shall be responsible for the lead paint and asbestos containing materials on the Property as part of the demolition of those improvements.

3.6.4.       Access Agreement. Prior to Closing, Buyer and Seller shall negotiate an access agreement in mutually acceptable form, permitting Seller, Arcadis, WJ or any of their agents, representatives or consultants access to the Property to perform work related to the Environmental Condition.

3.7.          Construction License. Provided Buyer has delivered the Second Deposit, Seller shall, in good faith, in its sole discretion, approve Buyer’s request to enter into a Construction License and Indemnity Agreement (the “License Agreement”)  in such form as may be mutually acceptable to Buyer and Seller. Buyer’s indemnity obligations, and other obligations under the License Agreement which state that they so survive, shall survive the termination of this Agreement.

4.             REPRESENTATIONS, WARRANTIES AND COVENANTS.

4.1.          Seller’s Representations, Warranties and Covenants. In addition to the representations, warranties and covenants of Seller contained in other paragraphs of this Agreement, Seller hereby represents, warrants and covenants to Buyer as follows, all of which shall survive the Close of Escrow, and any investigation or knowledge of Buyer prior to the Close of Escrow:

4.1.1.       Seller is a Delaware corporation, duly organized and in good standing under the laws of the State of Delaware and duly authorized to do business in the State of California. Seller has the full right, capacity, power and authority to enter into and carry out the terms of this Agreement. This Agreement has been duly authorized and entered into by Seller and the parties signing on behalf of Seller, and upon delivery to and execution by Buyer, shall be a valid and binding agreement of Seller. Seller has not alienated, encumbered, transferred, leased, assigned or otherwise conveyed its interest in the Property or any portion thereof except as set forth in the PTR, nor entered into any Agreement to do so, nor shall Seller do so prior to the Close of Escrow. The entering into and performance by Seller of the transactions contemplated by this Agreement will not violate or breach any agreement, covenant or obligation binding on Seller, and there is no consent required from any third party before the Property may be conveyed to Buyer.

4.1.2.       To Seller’s knowledge, there are no mechanic’s or materialman’s liens or similar claims or liens now asserted against the Property for work performed or commenced prior to the date hereof; and Seller shall timely satisfy and discharge any and all obligations relating to work performed on or conducted at or materials delivered to the Property from time to time in order to prevent the filing of any claim or mechanic’s lien with respect thereto.

4.1.3.       Except as set forth in the Environmental Reports attached hereto as Exhibit I Seller has not and, to Seller’s knowledge, no third party has used, generated, transported, discharged, released, manufactured, stored or disposed of any Hazardous Material from, into, at, on, under or about the Property in violation of any Environmental Law. Except as set forth in the Environmental Reports attached hereto as Exhibit I, to Seller’s knowledge, (a) the Property is not in violation, nor has been or is currently under investigation for violation of any Environmental Law; (b) there has been no migration of any Hazardous Material from, into, at, on, under or about the Property in violation of any Environmental Law; and (c) there is not now, nor has there ever been on or in the Property underground storage tanks or surface or below-grade impoundments used to store, treat or handle Hazardous Materials or debris or refuse buried in, on or under the Property. For purposes of this Agreement, the term “Hazardous Substance” shall be defined as set forth in Exhibit D attached hereto.

4.1.4.       To Seller’s knowledge, other than the documents identified as the Permitted Environmental Exceptions, there is no suit, action or arbitration, or legal, administrative, or other proceeding or governmental investigation, formal or informal, including but not limited to eminent domain, condemnation, assessment district or zoning change proceeding, pending or threatened, or any judgment or moratorium directly and adversely affecting the Property or Buyer’s anticipated development of the Property, or which adversely affects Seller’s ability to perform hereunder.

4.1.5.       Seller is not in default under the provisions of any deed of trust or other encumbrance, lien or restriction on the Property which would permit foreclosure on the Property by a third party.

4.1.6.       Other than commitments contained in the documents identified as the Permitted Environmental Exceptions, Seller has not made any commitment or representation to any government authority, or any adjoining or surrounding property owner, which would in any way be binding on Buyer or would materially interfere with Buyer’s ability to develop and improve the Property as a residential development. Seller will not make any such commitment or representation which would materially and adversely affect the Property or any portion thereof prior to the Close of Escrow (other than such commitments that shall terminate on or prior to Closing), without Buyer’s written consent, which consent shall not be unreasonably withheld.

4.1.7.       Seller and any entity or person that owns or controls Seller are not bankrupt or insolvent under any applicable Federal or state standard, have not filed for protection or relief under any applicable bankruptcy or creditor protection statute and have not been threatened by creditors with an involuntary application of any applicable bankruptcy or creditor protection statute. Seller is not entering into the transactions described in this Agreement with an intent to defraud any creditor or to prefer the rights of one creditor over any other. Seller and Buyer have negotiated this Agreement at arms length and the consideration paid represents fair value for the assets to be transferred.

4.1.8.       Other than documents identified as the Permitted Environmental Exceptions, there are no leases, rental agreements nor other contracts of any kind or nature entered into by Seller affecting the Property and Seller shall not enter into any such contracts during the term of this Agreement which cannot be terminated on or prior to Closing, without the prior written consent of Buyer which consent shall not be unreasonably withheld.

Each of the representations and warranties made by Seller in this Agreement, or in any Exhibit or on any document or instrument delivered pursuant hereto, shall be true and correct in all material respects on the date hereof, and shall be deemed to be made again as of the Close of Escrow, and shall then be true and correct in all material respects; provided, however, that notwithstanding anything to the contrary contained in this Agreement, in the event of any breach of Paragraphs 4.1.3 or 4.1.4 hereof after the date hereof and prior to the Close of Escrow, Buyer’s sole recourse shall be pursuant to Paragraphs 2.3.1c) and 2.6.1 above. Seller shall have the right to update disclosures on Paragraphs 4.1.3 and 4.1.4 until that date which is ten (10) days before the date of the Close of Escrow, including updating the documents listed on Exhibit I attached hereto (“Diligence Update”), Seller acting in good faith at all times prior to the Close of Escrow to provide prompt disclosures; provided that any matter disclosed in a Diligence Update provided on or after the date of expiration of the Feasibility Period and prior to the Close of Escrow: (i) shall not be deemed a breach of representation for the purposes of Paragraph 2.6.3 hereof, and (ii) shall be ignored for the purposes of Buyer’s closing conditions and remedies set forth in Section 2.3.1c) and 2.6.1 above. The truth and accuracy of each of the representations and warranties, and the performance of all covenants of Seller contained in this Agreement, are conditions precedent to the release of the Deposits to Seller and to the Close of Escrow. Seller shall notify Buyer immediately of any facts or circumstances which are contrary to the foregoing representations and warranties contained in this Paragraph 4.1. The representations and warranties set forth in Paragraph 4.1 shall survive the Close of Escrow for a period of two (2) years. For the purposes of this Paragraph 4.1 “to Seller’s knowledge” shall mean the knowledge of Patrick O’Connor, Chief Financial Officer of the Seller and Dale Spencer, Director of IT and Facilities of the Seller. Seller represents and warrants that the individuals listed in the previous sentence have the most knowledge about the Property.

4.2.          Buyer’s Representations and Warranties. Buyer represents and warrants to Seller as follows, all of which shall survive the Close of Escrow for a period of two (2) years:

4.2.1.       Buyer is a corporation duly organized, validly existing and in good standing in the State of California, and has the capacity and full power and authority to enter into and carry out the agreements contained in, and the transactions contemplated by, this Agreement, and that this Agreement has been duly authorized and executed by Buyer and, upon delivery to and execution by Seller, shall be a valid and binding Agreement of Buyer.

4.2.2.       Buyer and any entity or person that owns or controls Buyer are not bankrupt or insolvent under any applicable Federal or state standard, have not filed for protection or relief under any applicable bankruptcy or creditor protection statute and have not been threatened by creditors with an involuntary application of any applicable bankruptcy or creditor protection statute. Buyer is not entering into the transactions described in this Agreement with an intent to defraud any creditor or to prefer the rights of one creditor over any other. Buyer and Seller have negotiated this Agreement at arms-length and the consideration paid represents fair value for the assets to be transferred.

Each of the representations and warranties made by Buyer in this Agreement, shall be true and correct in all material respects on the date hereof, and shall be deemed to be made again as of the Close of Escrow, and shall then be true and correct in all material respects. The truth and accuracy of each of the representations and warranties, and the performance of all covenants of Buyer contained in this Agreement, are conditions precedent to the Close of Escrow. Buyer shall notify Seller immediately of any facts or circumstances which are contrary to the foregoing representations and warranties contained in this Paragraph 4.2.

5.             CONDEMNATION. If prior to the Close of Escrow the Property is taken by any entity by condemnation or with the power of eminent domain, or if the access thereto is materially reduced or restricted thereby (or is the subject of a pending taking which has not yet been consummated), Seller shall immediately notify Buyer of such fact. In such event, Buyer shall have the right, in Buyer’s sole discretion, to (a) terminate this Agreement and the Escrow upon written notice to Seller and Escrow Holder not later than seven (7) days after receipt of Seller’s notice thereof in which case the provisions of Paragraph 2.6.1 shall apply, or (b) Buyer may proceed to consummate the transaction provided for herein at Buyer’s sole election, in which event Seller shall assign and turn over, and Buyer shall be entitled to receive and keep, any and all awards made or to be made in connection with such condemnation or eminent domain, and the parties shall proceed to the Close of Escrow pursuant to the terms hereof, without any reduction in the Purchase Price.

6.             BROKERS. Buyer shall pay a brokerage commission to Borelli Investment Company (“Buyer’s Broker”) arising out of this transaction at the Close of Escrow, pursuant to a separate agreement between Buyer and Buyer’s Broker.

6.1.          Buyer shall also pay a brokerage commission to CRESA Partners (“Seller’s Broker”) arising out of this transaction at the Close of Escrow, pursuant to a separate agreement between Buyer and Seller’s Broker (“Seller’s Broker Agreement”).

6.2.          In the event of a transfer (as defined in Paragraph 7.12 below) Buyer shall not have any obligation to pay any commission due hereunder, such commission to be the sole obligation of Seller (subject to any further mutual, written agreement between Buyer and Seller.

6.3.          Seller shall indemnify, defend and hold harmless Buyer against any loss, liability, damage, cost, claim or expense (including reasonable attorneys’ fees) incurred by reason of any brokerage fee, commission or finder’s fee which is payable hereunder or alleged to be payable to any broker or finder, by Seller. In the event that the Close of Escrow fails to occur for any reason, including, without limitation, a default by Buyer, Buyer shall be under no obligation to pay any commission to the Broker or any other broker, or to indemnify Seller in connection therewith Buyer shall indemnify, defend and hold harmless Seller against any loss, liability, damage, cost, claim or expense (including reasonable attorneys’ fees) incurred by reason of any brokerage fee, commission or finder’s fee which is payable hereunder or alleged to be payable to any broker or finder, by Buyer. Notwithstanding anything to the contrary contained herein, the representations, warranties, indemnities and agreements contained in this Paragraph 6 shall survive the Close of Escrow or earlier termination of this Agreement.

7.             GENERAL PROVISIONS.

7.1.          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall, for all purposes, be deemed an original and all such counterparts taken together, shall constitute one and the same instrument. To facilitate execution of this Agreement, the parties may execute and exchange by facsimile counterparts of the signature pages which shall be deemed originals for the purpose of this Agreement.

7.2.          Further Assurances. Each of the parties agrees to use commercially reasonable efforts (without the requirement of the payment of any money) to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be appropriate or necessary to effectuate the agreements of the parties, whether the same occurs before or after the Close of Escrow.

7.3.          Entire Agreement. This Agreement, together with all Exhibits hereto and documents referred to herein, if any, constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede all prior understandings or agreements. This Agreement may be modified only by a writing signed by both parties. All exhibits to which reference is made in this Agreement are deemed incorporated in this Agreement whether or not actually attached.

7.4.          Headings. Headings used in this Agreement are for convenience of reference only and are not intended to govern, limit, or aide in the construction of any term or provision hereof.

7.5.          Choice of Law. This Agreement and each and every related document are to be governed by, and construed in accordance with, the laws of the State of California.

7.6.          Severability. If any term, covenant, condition or provision of this Agreement, or the application thereof to any person or circumstance, shall to any extent be held by a court of competent jurisdiction or rendered by the adoption of a statute by the State of California or the United States invalid, void or unenforceable, the remainder of the terms, covenants, conditions or provisions of this Agreement, or the application thereof to any person or circumstance, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.

7.7.          Waiver of Covenants, Conditions or Remedies. The waiver by one party of the performance of any covenant, condition or promise, or of the time for performing any act, under this Agreement shall not invalidate this Agreement nor shall it be considered a waiver by such party of any other covenant, condition or promise, or of the time for performing any other act required, under this Agreement. The exercise of any remedy provided in this Agreement shall not be a waiver of any other remedy provided by law, and the provisions of this Agreement for any remedy shall not exclude any other remedies unless they are expressly excluded.

7.8.          Legal Advice. Each party has received independent legal advice from its attorneys with respect to the advisability of executing this Agreement and the meaning of the provisions hereof. The provisions of this Agreement shall be construed as to the fair meaning and not for or against any party based upon any attribution of such party as the sole source of the language in question.

7.9.          Time of the Essence. Time shall be of the essence as to all dates and times of performance, whether they are contained herein or contained in any escrow instructions to be executed pursuant to this Agreement, and all escrow instructions shall contain a provision to this effect. Notwithstanding the foregoing, in the event the date for the performance of an action or the giving of a notice falls on a Saturday, Sunday or holiday (which shall be defined as any day that banks in the State of California are closed), then the date for the performance of such action or giving of such notice shall be automatically extended to the next succeeding business day.

7.10.        Relationship of Parties. The parties agree that their relationship is that of seller and buyer, and that nothing contained herein shall constitute either party the agent or legal representative of the other for any purpose whatsoever, nor shall this Agreement be deemed to create any form of business organization between the parties hereto, nor is either party granted the right or authority to assume or create any obligation or responsibility on behalf of the other party, nor shall either party be in any way liable for any debt of the other.

7.11.        Attorneys’ Fees. If any party hereto institutes an action or proceeding for a declaration of the rights of the parties under this Agreement, for injunctive relief, for an alleged breach or default of, or any other action arising out of, this Agreement, or the transactions contemplated hereby, or if any party is in default of its obligations pursuant thereto, whether or not suit is filed or prosecuted to final judgment, the non-defaulting party or prevailing party shall be entitled to its actual attorneys’ fees and to any court costs incurred, in addition to any other damages or relief awarded.

7.12.        Assignment. Buyer may not assign its rights or delegate its obligations hereunder without Seller’s prior written consent, which consent may only be withheld in Seller’s reasonable discretion. Seller may not assign its rights or delegate its obligations hereunder without Buyer’s written consent, which consent may only be withheld in Buyer’s reasonable discretion. Notwithstanding the foregoing, Seller shall have a right to sell the Property to a third party (“Transfer”) subject to the following:

7.12.1. Buyer shall have no obligation to pay any escrow costs, brokerage commissions, title charges, survey costs, recording costs or other charges incurred with respect to any Transfer, and Seller shall reimburse Buyer for any reasonable professional fees, including reasonable attorneys’ fees, which Buyer may incur with respect thereto.

7.12.2. Buyer shall not be required to (i) make any representations or warranties regarding the Transfer or Property, (ii) assume any obligations relating to the Transfer, including, without limitation, assume or allow any debt secured by the Property except in an aggregate amount that is Thirteen Million Dollars ($13,000,000) or less, or (iii) spend any sum or incur any personal liability in connection with the Transfer. Buyer shall have no responsibility or liability to any third party involved in the Transfer other than for such responsibilities and liabilities to the transferee as “Buyer” hereunder.

7.12.3. The Close of Escrow shall not be contingent or otherwise subject to the consummation of Transfer and Close of Escrow shall occur in accordance with the terms of this Agreement despite any failure to complete such Transfer for any reason whatsoever;

7.12.4. Seller shall assign and transferee shall assume each and every obligation of the Seller set forth in this Agreement, except for those obligations set forth in Paragraph 3.6 hereof which shall remain the sole obligation of Seller;

7.12.5. Seller shall not be released from any of its obligations hereunder, and Seller shall remain obligated to perform each and every obligation set forth in this Agreement both before and after the Close of Escrow (including without limitation, the obligations to return the Deposits, as applicable, and transfer fee title);

7.12.6. The transferee shall take title to the Property subject and subordinate to the terms of this Agreement;

7.12.7. Seller shall defend, indemnify and hold harmless Buyer and its officers, directors, employees, agents, shareholders, attorneys and their respective representatives and successors in interest (collectively, the “Indemnitee”) from any liability, loss, cost, damage or expense, including, without limitation, court costs, expert witness fees and attorneys’ fees, that Indemnitee may suffer or incur as a result of any claim, demand, action, cost or judgment made or obtained by any individual, partnership, corporation, entity, governmental agency or person which arises out of or results from the assignment and transfer of the Property, but in no event in an amount greater than provided for in Paragraph 2.6.3 hereof; and

7.12.8. The transferee shall have sufficient net worth to undertake and assume the obligations hereunder (notwithstanding that Seller shall not be released) as determined in Buyer’s reasonable discretion.

7.12.9. In any event, this Agreement shall be binding upon and shall inure to the benefit of the successors and permitted assigns of the parties to this Agreement.

7.13.        Notices. All notices and demands which either party is required or desires to give to the other shall be given in writing by U.S. certified mail, return receipt requested with appropriate postage paid, by personal delivery, by facsimile or by private overnight courier service to the address or facsimile number set forth below for the respective party, provided that if any party gives notice of a change of name or address or number, notices to that party shall thereafter be given as demanded in that notice. All notices and demands so given shall be effective upon receipt by the party to whom notice or demand is being given, except that any notice given by certified mail shall be deemed delivered three (3) days after deposit in the United States mails.

If to Seller:	Aviza Technology, Inc.
440 Kings Village Road
Scotts Valley, CA 95066
Attn: Patrick O’Connor, Chief Financial Officer
Facsimile No.: (831) 439-6320
Telephone No.: (831) 439-6360

With a copy to:	Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 94304
Attn: Marc Gottschalk, Esq.
Facsimile No.: 650-493-6811
Telephone No.: 650-354-4250

If to Buyer:	KB Home South Bay Inc.
6700 Koll Center Parkway, Suite 200
Pleasanton, CA 94566
Attn: Mr. Jeff McMullen
Facsimile No.: 925-750-1800
Telephone No.: 925-750-1700

with a copy to:	KB HOME
10990 Wilshire Boulevard
Los Angeles, CA 90024
Attn: Ross A. Kay, Esq.
Facsimile No.: 310/231-4280
Telephone No.: 310/231-4284

If to Escrow Holder:	First American Title Insurance Company
6665 Owens Drive
Pleasanton, CA 94588
Attention: Michelle Chan
Facsimile No.: (925) 463-9683
Telephone No.: (925) 460-8228

7.14.        Confidentiality. Seller acknowledges that by reason of this Agreement, Seller will be given by Buyer, information including, but not limited to, business plans; financial information; formulas; methodologies, the contents and provisions of contracts and agreements to which Buyer is, was or may be a party; technology; processes; and methods of operation (collectively “Business Information”). Seller agrees that during the term hereof and thereafter, Seller will keep confidential all such Business Information and will not disclose to any person or entity any such Business Information, except in connection with the evaluation of the transactions set forth in this Agreement by its agents, representatives, attorneys, accountants and consultants, or with a proposed transferree under a Transfer and its agents, representatives, attorneys, accountants and consultants, provided such transferee agrees to be bound in writing to the provisions of this Paragraph 7.14. Seller hereby further agrees that upon the termination or expiration of this Agreement, Seller will return to Buyer all of the Business Information, property and all copies and duplicates thereof. Seller understands and agrees that this Paragraph is a material provision of this Agreement and that any breach of this Paragraph shall be a material breach of this Agreement and because the damages for a breach of this Paragraph would be substantial but difficult to ascertain and would cause irreparable harm to Buyer, it is further agreed that for each such breach by Seller, in addition to damages, Buyer will be entitled to obtain injunctive relief against Seller. Buyer acknowledges that by reason of this Agreement, Buyer will be given by Seller, information including, but not limited to, the Reports (collectively “Property Information”). Buyer agrees that during the term hereof, Buyer will keep confidential all such Property Information and will not disclose to any person or entity any such Property Information except as necessary for the evaluation of the use, development and purchase of the Property. Buyer hereby further agrees that upon the termination or expiration of this Agreement, Buyer will return to Seller all of the Property Information. Buyer understands and agrees that this Paragraph is a material provision of this Agreement and that any breach of this Paragraph shall be a material breach of this Agreement and because the damages for a breach of this Paragraph would be substantial but difficult to ascertain and would cause irreparable harm to Seller, it is further agreed that for each such breach by Buyer, in addition to damages, Seller will be entitled to obtain injunctive relief against Buyer. Buyer’s obligation set forth in this paragraph shall terminate on the Close of Escrow. This paragraph will survive the expiration or termination of this Agreement.

7.15.        Buyer Milestones. Buyer hereby acknowledges that Seller has agreed to enter into this Agreement based on an understanding that Buyer shall diligently pursue the investigation of title and Feasibility Matters and Approved Entitlements. As a condition to this Agreement, Buyer covenants and agrees that it shall use commercially reasonable efforts in good faith to pursue the investigation of title and Feasibility Matters and Approved Entitlements (“Good Faith Pursuit”) and diligently pursue the following:

a. Buyer shall submit all documentation required for the Plan Amendments, annexation of the Property, and for the re-zoning of the Property no later than two hundred and forty (240) days following the Agreement Date.

b. Buyer shall submit to the City of Scotts Valley one draft of the Tentative Map no later than fifteen (15) months days following the Agreement Date.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

BUYER:		SELLER:

KB HOME SOUTH BAY INC.,		AVIZA TECHNOLOGY, INC.
a California corporation		a Delaware corporation

By:	/s/ Jeffrey McMullen	By:	/s/ Jerauld J. Cutini

Title:	Senior Vice President,	Title:
	Land Acquisitions	President and Chief Executive Officer